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ATTORNEY SEARCH

David M Robinson - #175913

Current Status: Not eligible to practice law (Not Entitled)

See below for more details.

Profile Information

Bar Number	175913		
Address	Robinson & Schmidt 12121 Wilshire Blvd Ste 1201 Los Angeles, CA 90025	**Phone Number**	(310) 914-2444
		Fax Number	(310) 873-9549
		e-mail	dmr@robinsonschmidt.com
District	District 7	**Undergraduate School**	Univ of Utah; Salt Lake City UT
County	Los Angeles	**Law School**	Pepperdine Univ SOL; Malibu CA
Sections	None		

Status History

Effective Date	Status Change
Present	Not Eligible To Practice Law
4/2/2007	Not Eligible To Practice Law
2/27/1995	Admitted to The State Bar of California

Explanation of member status

Actions Affecting Eligibility to Practice Law

Effective Date	Description	Case Number	Resulting Status
Disciplinary and Related Actions			
4/2/2007	Suspended, failed to pass Prof.Resp.Exam	04-O-13011	Not Eligible To Practice Law
2/19/2006	Discipline, probation; no actual susp.	04-O-13011	

Administrative Actions

This member has no public record of administrative actions.

Copies of official attorney discipline records are available upon request.

Explanation of common actions

California Bar Journal Discipline Summaries

Summaries from the California Bar Journal are based on discipline orders but are not the official records. Not all discipline actions have associated CBJ summaries. Copies of official attorney discipline records are available upon request.

February 19, 2006

DAVID M. ROBINSON [#175913], 38, of Los Angeles was suspended for six months, stayed, placed on two years of probation and was ordered to take the MPRE within one year. The order took effect Feb. 19, 2006.

Robinson was hired to handle a collection matter that settled for $17,000. The day after depositing a check for that amount in his client trust account, Robinson billed his client for $1,675 for services rendered. He did not disburse the funds to his client for another nine months, and failed to maintain the proper balance in his trust account in the intervening time. He refunded his fee in an effort to compensate for the delay.

Robinson stipulated that he failed to properly administer his client trust account or promptly pay out client fees.

In mitigation, he cooperated with the bar's investigation. Robinson's law practice was severely disrupted due to the dissolution of his former partnership and the death of his new partner. As a result, his accounting and bookkeeping records were inaccurate. He has retained an accountant to keep his books in order.

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